FOR IMMEDIATE RELEASE

LIGHTBRIDGE AND CANADIAN NUCLEAR LABORATORIES SIGN COMPREHENSIVE
AGREEMENT FOR FABRICATION OF LIGHTBRIDGE NUCLEAR FUEL SAMPLES

MCLEAN, Va. – September 14, 2015 – Lightbridge Corporation (NASDAQ: LTBR), a U.S. nuclear energy company, today announced that it has signed a Comprehensive Nuclear Services Agreement with Canadian Nuclear Laboratories (CNL) for fabrication of Lightbridge’s patented next generation metallic nuclear fuel test samples at CNL facilities at Chalk River, Ontario, Canada This enabling agreement provides the framework to proceed with Phases 2 and 3 of the test fuel sample fabrication at CNL’s facilities in Chalk River as envisioned in an October 2014 Initial Cooperation Agreement.

“With this agreement with Canada’s premier nuclear science and technology organization, Lightbridge has put in place the last key enabling agreement to execute our critical path work scope relating to research reactor irradiation under prototypic commercial reactor operating conditions,” said Lightbridge President and CEO Seth Grae. “Our agreement with CNL is keeping development of Lightbridge-designed metallic fuel on track to deliver innovative, proprietary fuel that can help global utilities safely generate more carbon-free electricity at improved operating margins from existing and new build reactors,” Grae added.

The initial scope of work under the comprehensive nuclear services agreement involves development of a fabrication plan in 2015. Subsequent activities will include fabrication and characterization in early 2016 of prototype fuel test samples using depleted uranium, to be followed by fabrication in late 2016 of irradiation fuel test samples using low enriched uranium for loop irradiation testing under prototypic commercial reactor operating conditions in a pressurized water loop of the 25MW nuclear research reactor operated by the Institute for Energy Technology at Halden, Norway.

Lightbridge-designed metallic fuel enables existing reactor fleets to expand their generating capacity at the lowest total levelized cost per megawatt-hour of incremental electricity which is a lower cost than even a new-build combined cycle gas-fired power plant. These independently validated economic benefits would allow existing nuclear power plants to generate an internal rate of return in excess of 30% on a net basis after payment of incremental fuel costs and Lightbridge royalty fees. New-build reactors can also benefit from a 30% power uprate using this patented metallic fuel design that could reduce construction costs per kilowatt-electric of new generating capacity. In addition to enhanced power plant economics, Lightbridge-designed metallic fuel provides improved fuel performance and increased safety margins. The safety benefits would give the plant operator more time to add water to the reactor in case of severe accidents. Finally, there is less spent fuel generated per kilowatt-hour of electricity, and the spent fuel has reduced long-term radio-toxicity with non-proliferation benefits.

The global commercial nuclear energy industry is projected to grow rapidly as demand for reliable, carbon-free, base load electric power increases. There are currently 436 operating civil nuclear reactors in 30 countries around the world, with an additional 67 reactors under construction and 488 on order, planned or proposed, according to the World Nuclear Association. By 2035, the International Energy Agency of the Organization for Economic Cooperation and Development projects a 58% increase in nuclear capacity from a combination of power uprates and reactor construction.

About Lightbridge Corporation
Lightbridge is a nuclear energy company based in McLean, Virginia. The Company develops proprietary next generation nuclear fuel technologies for current and future nuclear reactor systems. Lightbridge's breakthrough fuel technology is establishing new global standards for safe and clean nuclear power and leading the way to a sustainable energy future. The Company also provides comprehensive advisory services for established and emerging nuclear programs based on a philosophy of transparency, non-proliferation, safety and operational excellence. Lightbridge consultants provide integrated strategic advice and expertise across a range of disciplines including regulatory affairs, nuclear reactor procurement and deployment, reactor and fuel technology and international relations. The Company leverages those broad and integrated capabilities by offering its services to commercial entities and governments with a need to establish or expand nuclear industry capabilities and infrastructure.

Important recent milestones achieved by Lightbridge include approval and issuance of key patents by the United States, Australia and South Korea for the Company’s multi-lobed metallic fuel rod design and fuel assemblies. In April 2015, nuclear fuel managers at Dominion Generation (NYSE: D), Duke Energy (NYSE: DUK), Exelon Generation (NYSE: EXC) and Southern Company (NYSE: SO) asked the U.S. Nuclear Regulatory Commission (NRC) to prepare to review Lightbridge’s fuel design, in advance of an expected application in 2017 to use the Company’s fuel in a U.S. reactor as early as 2020 (http://pbadupws.nrc.gov/docs/ML1513/ML15134A092.pdf). The NRC relies on communications from U.S. utilities to adjust Commission staffing levels and budgets in anticipation of regulatory review of licensing applications.

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Forward Looking Statements
With the exception of historical matters, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's competitive position, the timing of demonstration testing and commercial production, the Company’s product and service offerings and the expected market for and benefits from the Company’s product and service offerings. These statements are based on current expectations on the date of this news release and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. The risks include, but are not limited to, the degree of market adoption of the Company's product and service offerings; market competition; dependence on strategic partners; demand for fuel for nuclear reactors; and the Company's ability to manage its business effectively in a rapidly evolving market, as well as other factors described in Lightbridge's filings with the Securities and Exchange Commission. Lightbridge does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

Investor Relations Contact:
David Waldman/Natalya Rudman
Crescendo Communications, LLC
Tel. 855-379-9900
Ltbr@crescendo-ir.com